                                                   Airgas, Inc.
                                                   259 N. Radnor-Chester Road
                                                   Suite 100
                                                   Radnor, PA 19087-5283
                                                   www.airgas.com


AIRGAS
                        NEWS RELEASE
_____________________________________________________________________________
Investor Contact:                                              Media Contact:
Melissa Nigro (610) 902-6206                         James Ely (610) 902-6010
melissa.nigro@airgas.com                                   jim.ely@airgas.com


For release:       IMMEDIATELY

                   AIRGAS REPORTS THIRD QUARTER EPS OF $0.28

RADNOR, PA - January 28, 2004 -- Airgas, Inc., (NYSE: ARG) today reported earnings for its third quarter ended December 31, 2003. Net earnings for the quarter were $20.9 million, or $0.28 per diluted share, compared to $16.7 million, or $0.23 per diluted share, in the same period a year ago. The results for the recently completed quarter include a non-recurring after-tax gain of $1.7 million, or $0.02 per diluted share, at National Welders Supply Company, a joint venture affiliate.

Third quarter sales increased 3.8% to $451.9 million, and total same-store sales were up 1% compared to the same quarter a year ago, reflecting some improvement in manufacturing and other industrial segments. Same-store sales in the Distribution segment were up 1%, driven by a 3% gain in hardgoods and a slight gain in gas and rent. Same-store sales for the Gas Operations segment increased 1%.

Net earnings for the nine months ended December 31, 2003 were $0.79 per diluted share compared to prior year results of $0.69 per diluted share. The nine months ended December 31, 2003 include insurance-related losses of $2.8 million ($1.7 million after tax), or $0.02 per diluted share, for previously announced incidents at two of the Company's facilities, offset by the gain of $0.02 per diluted share mentioned above. The nine months ended December 31, 2002 included charges of $2.9 million ($2.2 million after tax), or $0.03 per diluted share, primarily related to a special charge for the integration of the Air Products acquisition ($2.7 million).

"I was pleased to see the sales momentum in the third quarter," said Airgas Chairman and Chief Executive Officer Peter McCausland. "We saw clear evidence of industrial recovery with good growth in our hardgoods business. The recovery is still in its early stages, so our outlook remains cautiously optimistic. However, as the industrial economy continues rebounding, we expect our higher margin gas business to respond as well, contributing favorably to overall profitability. Fourth quarter earnings are expected to range from $0.26 to $0.29 per diluted share."

Free Cash Flow for the nine months ended December 31, 2003 was $57 million compared to $71 million in the prior year. The year over year decline is attributable to inventory build related to the economic recovery and capital expenditures in growth areas including medical, microbulk and bulk gases. The Company reduced adjusted debt by $51 million through the third quarter. The definition of free cash flow and a reconciliation to the attached Consolidated Statement of Cash Flows, as well as the definition of adjusted debt and a reconciliation to the balance sheet are attached.

McCausland continued, "Earlier this week, we announced our intent to acquire the majority of BOC's U.S. packaged gas business. This is a good opportunity for Airgas, one which fills in some gaps in our national network and which will bring additional specialty gas capabilities. This proposed acquisition, which is expected to close in mid 2004, will build on our strengths and will help us meet our commitment to build value over the long term. We are positioned well financially to execute this transaction."

The Company will conduct an earnings teleconference on Thursday, January 29, 2004, beginning at 11:00 a.m. Eastern Time. Access the teleconference by calling (800) 395-0708. This press release, slides to be presented during the Company's teleconference and information about how to access a live and on-demand webcast of the teleconference are available in the `Investor Info' section on the Company's Internet site www.airgas.com. The telephone replay will be accessible for one week starting January 29th at approximately 1 p.m. Eastern Time by calling
(888) 203-1112 and entering passcode 239767.

ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

                          FORWARD-LOOKING STATEMENTS
                          __________________________

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: remaining cautiously optimistic; the expectation that the gas business will respond as the industrial economy rebounds; the range of expected earnings per share for the fourth quarter; the intent to purchase the majority of BOC's U.S. packaged gas business; the expectation that the acquisition will close in mid 2004, build on the Company's strengths and help meet a commitment to build value over the long term. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the success of the Company's ability to execute on its strategic initiatives of improving operational efficiency and growing sales and market share; the Company's ability to acquire the majority of BOC's U.S. packaged gas business; an economic downturn; increased industry competition; adverse changes in customer buying patterns; significant fluctuations in interest rates; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2003 and Form 10-Q dated September 30, 2003, filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, consolidated condensed balance sheets, consolidated statements of cash flows, and a reconciliation of non-GAAP financial measures follow.

                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)


                                        Three Months Ended     Nine Months Ended
                                            December 31,          December 31,
                                          2003       2002       2003        2002
                                         ------     ------     ------      ------
Net sales                                $451,869   $435,339   $1,373,377  $1,344,060
                                         ---------  ---------  ----------  ----------
Costs and expenses:
 Cost of products sold (excl. deprec.)    213,600    204,207      655,094     640,560
 Selling, distribution and
   administrative expenses                176,455    172,403      533,091     523,439
 Depreciation                              20,134     19,080       59,249      55,708
 Amortization                               1,393      1,559        4,235       4,935
 Special charges (a)                         --           --           --       2,694
                                         ---------  ---------   ---------   ---------
       Total costs and expenses           411,582    397,249    1,251,669   1,227,336
                                         ---------  ---------   ---------   ---------

Operating income                           40,287     38,090      121,708     116,724

Interest expense, net                     (10,260)   (10,965)     (30,990)    (36,126)
Discount on securitization of
 trade receivables                           (798)      (804)      (2,467)     (2,554)
Other income (expense), net                   159       (339)        (199)       (591)
Equity in earnings of unconsolidated
 affiliates (b)                             2,934        731        4,981       3,027
                                         ---------  ---------   ---------   ---------
Earnings before income tax expense         32,322     26,713       93,033      80,480


Income tax expense                         11,431     10,017       34,501      30,540
                                         ---------  ---------   ---------   ---------
Net earnings                             $ 20,891   $ 16,696    $  58,532   $  49,940
                                         =========  =========   ==========  ==========

Basic earnings per share                 $    .29   $    .24    $     .81   $     .71


Diluted earnings per share               $    .28   $    .23    $     .79   $     .69


Weighted average shares outstanding:
   Basic                                   73,000      70,600      72,500      70,300
   Diluted                                 74,900      72,300      74,400      72,100

See attached notes.


                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)

                                                     (Unaudited)
                                                     December 31,         March 31,
                                                         2003               2003
                                                         ----               ----
ASSETS
Trade accounts receivable, net (c)                   $   86,562        $   71,346
Inventories, net                                        170,516           151,405
Deferred income tax asset, net                           21,364            17,688
Prepaids and other current assets                        37,587            30,143
                                                     ----------        ----------
     TOTAL CURRENT ASSETS                               316,029           270,582

Property, plant and equipment, net (d)                1,016,008           869,492
Goodwill                                                496,550           437,709
Other intangible assets, net                             16,610            19,832
Investments in unconsolidated affiliates (e)              6,555            65,957
Other non-current assets                                 35,029            36,671
                                                     ----------        ----------
     TOTAL ASSETS                                    $1,886,781        $1,700,243
                                                     ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                              $   72,480        $   85,375
Accrued expenses and other current liabilities          120,056           121,292
Current portion of long-term debt                         6,331             2,229
                                                     ----------        ----------
     TOTAL CURRENT LIABILITIES                          198,867           208,896

Long-term debt (c)(d)                                   705,907           658,031
Deferred income taxes                                   260,783           209,140
Other non-current liabilities (d)                        18,675            27,243
Minority interest in subsidiary (e)                      35,683                --

Stockholders' equity                                    666,866           596,933
                                                     ----------        ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $1,886,781        $1,700,243
                                                     ==========        ==========



See attached notes.

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)
                                  (Unaudited)
                                                           Nine Months Ended     Nine Months Ended
                                                           December 31, 2003     December 31, 2002
                                                           -----------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                     $58,532               $49,940
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
  Depreciation                                                    59,249                55,708
  Amortization                                                     4,235                 4,935
  Deferred income taxes                                           15,400                 4,494
  Equity in earnings of unconsolidated affiliates                 (4,981)               (3,027)
  Loss on divestitures                                                --                   241
  (Gain) loss on sales of plant and equipment                         43                  (105)
  Stock issued for employee stock purchase plan                    4,612                 6,719
Changes in assets and liabilities, excluding effects of
   business acquisitions, divestitures and the
   consolidation of the National Welders joint venture:
    Securitization of trade receivables                           (2,700)               17,100
    Trade receivables, net                                         4,676                (2,158)
    Inventories, net                                              (9,198)                6,689
    Prepaid expenses and other current assets                        796                16,575
    Accounts payable, trade                                      (19,592)               (4,719)
    Accrued expenses and other current liabilities                 1,394               (13,176)
    Other assets                                                   1,078                   (12)
    Other liabilities                                                444                  (347)
                                                           ---------------         --------------
     Net cash provided by operating activities                   113,988               138,857
                                                           ---------------         --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                           (61,116)              (52,399)
  Proceeds from sales of plant and equipment                       3,913                 5,788
  Proceeds from divestitures                                          --                 3,167
  Business acquisitions, holdbacks and other settlements
   of acquisition related liabilities                             (6,962)               (9,947)
  Dividends and fees from unconsolidated affiliates                1,652                 2,118
  Other, net                                                      (2,397)               (1,518)
                                                           ---------------         --------------
     Net cash used in investing activities                       (64,910)              (52,791)
                                                           ---------------         --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings                                       214,781               212,581
  Repayment of debt                                             (262,053)             (296,257)
  Dividends paid to stockholders                                  (8,821)                   --
  Exercise of stock options                                       10,084                 6,037
  Cash overdraft                                                  (3,069)               (8,427)
                                                           ---------------         --------------
     Net cash used in financing activities                       (49,078)              (86,066)
                                                           ---------------         --------------

Change in cash
  Cash - Beginning of period                                     $    --               $    --
  Cash - End of period                                                --                    --
                                                           ----------------        --------------
                                                                 $    --               $    --
                                                           ================        ==============

See attached notes.


Notes:

(a) Special charges of $2.7 million ($1.7 million after tax) for the nine months ended December 31, 2002 consist of a restructuring charge related to the integration of the business acquired from Air Products in the fourth quarter of fiscal 2002 and costs related to the consolidation of the Company's procurement functions. The special charges include facility exit costs associated with the closure of certain Airgas (the "Company") facilities and severance for approximately 130 employees.

(b) Equity in the earnings of unconsolidated affiliates for the quarter and nine months ended December 31, 2003 reflects a $1.7 million non-recurring after-tax gain.

(c) The Company participates in a securitization agreement with two commercial banks to sell up to $175 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company's revolving credit facilities. The amount of outstanding receivables under the agreement was $156.2 million and $158.9 million at December 31, 2003 and March 31, 2003, respectively.

(d) Since October 1999, the Company has leased certain real estate and equipment from a grantor trust (the "Trust") established by a commercial bank under a sale-leaseback arrangement. The Trust was not consolidated for financial reporting purposes. Effective July 1, 2003, the Company elected to early adopt Financial Accounting Standards Board Interpretation No. 46 ("FIN 46") with respect to the Trust, which requires the consolidation of the Trust. The consolidation of the Trust resulted in the Company recording assets of $29 million and debt of $42 million, while eliminating a deferred gain of $13 million that was previously carried on the balance sheet as a long-term liability. Consolidation of the Trust was a non-cash transaction.

(e) Since June 1996, the Company has participated in a joint venture with National Welders Supply Company, Inc. ("NWS"), a producer and distributor of industrial gases based in Charlotte, North Carolina. Ownership interests in the joint venture consist of voting common stock and voting, redeemable preferred stock. The Company owns 100% of the joint venture's common stock, which represents a 50% voting interest. The Company does not hold a majority voting interest in the joint venture and, therefore, historically has used the equity method to account for its interest in the joint venture.

(e)  continued

     The Company has determined that NWS meets the definition of a "Variable Interest Entity" under FIN 46 and that the Company is the primary beneficiary of the joint venture. Therefore, effective December 31, 2003, the Company elected to adopt FIN 46, as it applies to the joint venture, and consolidated NWS. At December 31, 2003, the consolidation of NWS only affects the balance sheet. There was no impact on net earnings or cash flows as a result of the consolidation. The consolidation has the effect of eliminating the Company's $62 million investment in NWS and recording the joint venture's assets, liabilities and a corresponding minority interest liability. The summarized impact of the consolidation of NWS at December 31, 2003 is reflected in the table below. Beginning January 1, 2004, NWS' operating results will no longer be reflected as "Equity in Earnings of Unconsolidated Affiliates." Rather, the operating results will be reflected broadly across the income statement with minority interest expense representing the after-tax portion of the operating results applicable to the preferred stockholders.

         Summarized Impact of the Consolidation of NWS at
         December 31, 2003
         Current Assets                   $ 34,137
         Non-Current Assets                111,298
                                          ---------
             Total Assets                  145,435
                                          =========

         Current Liabilities                20,564
         Non-Current Liabilities            91,118
         Minority Interest                  35,683
         Common Stockholder's Equity        (1,930)
                                          ---------
         Total Liabilities and
         Stockholder's Equity             $145,435
                                          =========

(f)  Business segment information for the Company's Distribution and Gas
     Operations segments is shown below:


                               Three Months Ended                          Three Months Ended
                                December 31, 2003                          December 31, 2002
                               ------------------                          ------------------


(In thousands)        Dist.   Gas Ops.  Elim      Combined     Dist.      Gas Ops. Elim       Combined
                      -----   --------  ----      --------     -----      -------- ----       --------
Gas and rent         $218,182 $45,846   $(9,794)  $254,234     $215,314   $44,082  $(8,608)   $250,788
Hardgoods             196,957   1,390      (712)   197,635      184,345     1,268   (1,062)    184,551
                     -------- -------   --------  --------     --------   -------  --------    --------
 Total net sales      415,139  47,236   (10,506)   451,869      399,659    45,350   (9,670)    435,339

Cost of products
 sold, excl.
 deprec.expense       203,136  20,970   (10,506)   213,600      194,349    19,528   (9,670)    204,207
Selling,
 distribution and
 administrative
 expenses             160,078  16,377              176,455      155,916    16,487              172,403
Depreciation
 expense               16,971   3,163               20,134       16,186     2,894               19,080
Amortization
 expense                1,251     142                1,393        1,427       132                1,559
                     -------- -------             --------     --------   -------             --------
Operating income       33,703   6,584               40,287       31,781     6,309               38,090
                     -------- -------             --------     --------   -------             --------



                               Nine Months Ended                           Nine Months Ended
                               December 31, 2003                           December 31, 2002
                               -----------------                           -----------------


(In thousands)     Dist.      Gas Ops.  Elim        Combined       Dist.      Gas Ops.  Elim         Combined
                   -----      --------  -----       --------       -----      --------  ----         --------
Gas and rent       $  656,070 $146,072  $(29,418)   $ 772,724      $  647,176 $137,450  $(27,266)   $ 757,360
Hardgoods             598,620    4,057    (2,024)     600,653         584,867    3,909    (2,076)     586,700
                    --------- --------  ---------   ---------       --------- --------  ---------   ---------
 Total net sales    1,254,690  150,129   (31,442)   1,373,377       1,232,043  141,359   (29,342)   1,344,060


Cost of products
 sold, excl.
 deprec.expense       619,480   67,056   (31,442)     655,094         607,347   62,555   (29,342)     640,560
Selling,
 distribution and
administrative
 expenses             483,317   49,774                533,091         475,387   48,052                523,439
Depreciation
 expense               49,786    9,463                 59,249          47,187    8,521                 55,708
Amortization
 expense                3,797      438                  4,235           4,562      373                  4,935
Special charges            --       --                     --           2,694       --                  2,694
                    --------- --------              ---------       --------- --------              ---------
Operating income       98,310   23,398                121,708          94,866   21,858                116,724
                    --------- --------              ---------       --------- --------              ---------



Reconciliation of Non-GAAP Financial Measures (Unaudited)
---------------------------------------------------------

  Free Cash Flow:
  ---------------
  Reconciliation of net cash provided by operating activities per the
  Consolidated Statement of Cash Flows to Free Cash Flow:

                                                   Nine Months                        Nine Months
                                                      Ended                              Ended
                                                   December 31,                       December 31,
    (Amounts in thousands)                            2003                               2002
                                                      ----                               ----
   Net cash provided by operating activities        $113,988                           $138,857


   PLUS:
    Dividends and fees from equity affiliates          1,652                              2,118


   LESS:
    Cash (provided) used by the securitization
     of trade receivables                              2,700                            (17,100)
    Capital expenditures                             (61,116)                           (52,399)
                                                    ---------                          ---------
   Free Cash Flow                                    $57,224                            $71,476
                                                    =========                          =========

  The Company believes Free Cash Flow provides investors meaningful insight into the Company's ability to generate cash from operations, which can be used at management's discretion for acquisitions, the repayment of debt or to support other investing and financing activities.

  Reduction of Adjusted Debt:
  ---------------------------

  Reconciliation of the change in debt per the Balance Sheet to the decrease in debt adjusted for the non-recourse debt of the National
  Welders joint venture, off-balance sheet financing and non-cash items ("adjusted debt"):

                                                                                   Change in
                                                December 31,     March 31,          Adjusted
   (Amounts in thousands)                          2003            2003              Debt
                                                   ----            ----            ---------
   Debt                                          $712,238        $660,260          $ 51,978
   Adjustments to Debt:
     Securitization of Trade Receivables          156,200         158,900            (2,700)
     Lease Obligation with a Trust(1)                  --          42,097           (42,097)
     Non-recourse debt of National Welders(2)     (61,571)             --           (61,571)
     Interest Rate Swap Agreements                (13,796)        (17,681)            3,885
                                                 ---------       ---------         ---------
   Adjusted Debt                                 $793,071        $843,576          $(50,505)
                                                 =========       =========         =========

  (1) As a result of the consolidation of the Trust as disclosed in note (d), the lease obligation with the Trust has been classified as debt at December 31, 2003.

  (2) As a result of the December 31, 2003 consolidation of National Welders as disclosed in note (e), debt associated with National Welders, which is non-recourse to Airgas, has been excluded from adjusted debt.

  The Company uses Adjusted Debt to provide investors with a more accurate and meaningful measure of the change in the Company's obligation to repay debt by adjusting for the non-recourse debt of the National Welders joint venture, non-cash items and funds received (or repaid) under the trade receivables securitization program.